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                                                                EXHIBIT 15.01

May 31, 2006

Albertson's, Inc.
Boise, Idaho

We have made reviews, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Albertson's, Inc. and subsidiaries and of New Albertson's, Inc. and subsidiary, both for the thirteen-week periods ended May 4, 2006 and May 5, 2005, as indicated in our reports dated May 31, 2006; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Report on Form 10-Q for the thirteen week period ended May 4, 2006, is incorporated by reference in Registration Statement Nos. 333-54998 and 333-113995 on Form S-3 and Registration Statement Nos. 33-59803, 333-121020, 333-82157, 333-82161, 333-87773, 333-73194 and 333-63019 on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP
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Boise, Idaho